Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

At Hall, Kinion & Associates, Inc.

Investor Contact:

Martin Kropelnicki

Vice President & CFO

(415) 895-2200

HALL KINION ANNOUNCES 2003 FIRST QUARTER

FINANCIAL RESULTS

Novato, CA—April 29, 2003— Hall, Kinion & Associates, Inc. (NASDAQ: HAKI), The Talent Source®, announced today financial results for the first quarter ended March 30, 2003.

For the first quarter 2003, net revenues were $39.0 million, compared with revenues of $24.5 million in the first quarter 2002. Gross profit for the quarter was $11.4 million, or 29.2 percent versus $8.3 million or 34.0 percent for the same period a year ago. The first quarter net loss was $4.1 million, or a loss of $0.32 per diluted share, versus a net loss of $2.4 million, or $0.19 per diluted share, for the first quarter of 2002. The first quarter net loss includes charges of $2.3 million related to the previously announced restructuring. In addition, the Company did not book any tax benefit against the operating losses incurred in the first quarter of 2003. The 2003 first quarter’s operating results included the financial results of OnStaff®, which was acquired in August 2002.

“During the first quarter, the Company took several steps to reduce costs and improve performance. For example, we restructured our Technology Division aligning costs with current revenue and closing unprofitable offices. In addition, we have fully absorbed OnStaff’s back office and OnStaff is processing all transactions in Hall Kinion’s systems,” stated Brenda Rhodes, Chairman and CEO. “While it is too early to tell the full effect of the changes we recently implemented, the early indicators are showing the trends going in the right direction. Management will continue to look to streamline operations and maximize productivity,” Ms. Rhodes added.

Hall, Kinion & Associates will hold a conference call concerning this announcement today, Tuesday, April 29, 2003. The conference call will begin at 8:00 a.m. PDT/ 11:00 a.m. EDT and will last for approximately one hour. To participate on the call, dial in (703) 871-3096 or (888) 747-3526 at least five minutes prior to the start time. Investors have the opportunity to listen to the conference call live on the Internet at the Company’s

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Hall, Kinion & Associates, Inc.

April 29, 2003/Page 2

Web site at http://www.hallkinion.com. Investors should go to the Web site a few minutes early, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available through the Company’s Web site for 14 days or via phone at (703) 925-2435 or (888) 266-2086, passcode #6482050 through May 13, 2003.

About Hall Kinion & Associates

Hall, Kinion & Associates, Inc., The Talent Source for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors. The Company finds, evaluates and places industry-specific Technology and Corporate Professionals.

Founded in 1991, Hall Kinion® completed its initial public offering in 1997. The Company operates two divisions, both of which provide consultants and direct-hire talent: the Technology Professional Division places highly-skilled experts in positions ranging from software engineering to CTO into technology, financial services, healthcare, government and energy sectors; and the Corporate Professional Services Division (OnStaff) places specialists at all levels into real estate, financial services and healthcare sectors. For the most current corporate and financial information, visit the Company’s Web site at http://www.hallkinion.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 29, 2002 and other filings made with the Securities & Exchange Commission.

FINANCIAL TABLES FOLLOW

Hall, Kinion and

Associates, Inc.

April 29, 2003 / Page 4

Hall, Kinion & Associates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	Mar. 30, 2003	Dec. 29, 2002
Current Assets:
Cash and cash equivalents	$867	$8,571
Accounts receivable, net	21,782	17,804
Prepaid expenses and other current assets	1,228	1,554
Deferred income tax	3,925	3,925

Total current assets	27,802	31,854
Property and equipment, net	6,747	7,511
Goodwill, net	11,812	11,849
Intangible assets, net	10,640	10,859
Deferred income taxes and other assets	13,757	12,833

Total assets	$70,758	$74,906

Liabilities and stockholders’ equity
Current Liabilities:
Bank line of credit	$8,751	$10,000
Accounts payable and accrued expenses	14,878	14,122
Income tax payable	834	816

Total current liabilities	24,463	24,938
Other non-current obligations	6,810	6,201

Total liabilities	31,273	31,139

Stockholders’ Equity:
Common stock	84,712	85,036
Stockholders’ note receivable	(700)	(800)
Other comprehensive loss	(103)	(103)
Accumulated deficit	(44,424)	(40,366)

Total stockholders’ equity	39,485	43,767

Total liabilities and stockholders’ equity	$70,758	$74,906

Hall, Kinion and

Associates, Inc.

April 29, 2003/Page 3

Hall, Kinion & Associates, Inc.

Condensed Consolidated Income Statements

(in thousands)

(unaudited)

	Three Months Ended
	Mar. 30, 2003	Mar. 31, 2002
Net revenues:
Contract services	$37,858	$23,126
Permanent placement	1,122	1,351

Total net revenues	38,980	24,477
Cost of contract services	27,604	16,157

Gross profit	11,376	8,320
Operating expenses:
Operating expenses	13,055	12,500
Restructuring costs	2,261	—

Total operating expenses	15,316	12,500

Loss from operations	(3,940)	(4,180)
Other income / (expense), net	(118)	167

Loss before income taxes	(4,058)	(4,013)
Income taxes benefit	—	(1,633)

Net loss	$(4,058)	$(2,380)

Net loss per share:
Basic	$(0.32)	$(0.19)
Diluted	$(0.32)	$(0.19)
Shares used in per share calculations:
Shares Outstanding—Basic	12,583	12,320
Shares Outstanding—Diluted	12,583	12,320